Filed Pursuant to Rule 424(b)(3)
Registration No. 333-164027

Prospectus Supplement No. 1
(To prospectus dated February 19, 2010)

CHINA XD PLASTICS COMPANY LIMITED
3,301,739 Shares of Common Stock

This prospectus supplement, dated October 27, 2010, supplements the prospectus dated February 19, 2010 of China XD Plastics Company Limited, relating to the resale by selling shareholders of China XD Plastics Company Limited of up to 3,301,739 shares of our common stock.  You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus.  This prospectus supplement is not complete without, and may not be utilized except in connection with, the prospectus, including any amendments or additional supplements thereto.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 9 OF THE PROSPECTUS FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SELLING STOCKHOLDERS

The information in the table appearing under the caption “Selling Stockholders” on page 18 of the prospectus is amended by amending the name and the holdings of the selling stockholder listed below, previously listed as two separate selling stockholders in the prospectus, with the information set forth below.  The table assumes that all such shares of common stock are sold pursuant to this offering and that no other shares of our common stock are acquired or disposed of by the selling stockholder prior to the termination of this offering.

(1)	(2)		(3)	(4)
Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering(1)(2)		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(3)	Number of Shares of Common Stock Owned After Offering(2)
	Number	Percent		Number	Percent

Hudson Bay Master Fund Ltd.	206,334	*	435 (13)(14)	205,899	*

(13) (14)  Represents 435 shares of Common Stock issuable upon conversion of the Series C Preferred Stock.  On August 1, 2010, Hudson Bay Overseas Fund Ltd. was renamed Hudson Bay Master Fund Ltd. and Hudson Bay Fund LP assigned its assets to Hudson Bay Master Fund Ltd.. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities.  Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP, and as such has voting and investment power over these securities.  Mr. Gerber disclaims beneficial ownership over the securities held by Hudson Bay Master Fund Ltd..  The selling stockholder acquired the securities offered for its own account in the ordinary course of business, and at the time it acquired the securities, it had no agreements, plans or understandings, directly or indirectly to distribute the securities.

The date of this prospectus supplement is November 12, 2010.